FREE WRITING PROSPECTUS Dated February 4, 2020	Filed Pursuant to Rule 433 Registration No. 333-231740 Registration No. 333-231740-01 Registration No. 333-231740-03

$818,470,000 World Omni Automobile Lease Securitization Trust 2020-A

Jt-Leads: BofA (str), TD, Wells

Co-mgrs: Comerica, MIZ, MUFG, Regions, SunTrust

CL	AMT($MM)	WAL	MDY/FITCH	WNDW	E.FINAL	L.FINAL	BENCH	SPD	YLD	CPN	$PRX
A-1	95.000	0.23	P-1/F1+	1-6	8/20	2/16/21	IntL	-9	1.64411		100.00000
A-2	306.000	1.27	Aaa/AAA	6-24	2/22	11/15/22	EDSF	+17	1.720	1.71	99.99515
A-3	296.000	2.42	Aaa/AAA	24-31	9/22	1/17/23	IntS	+25	1.710	1.70	99.99067
A-4	90.180	2.65	Aaa/AAA	31-32	10/22	6/16/25	IntS	+35	1.799	1.79	99.99406
B	31.290	2.73	Aa2/AA	32-33	11/22	6/16/25	IntS	+50	1.945	1.93	99.98097

BILL & DELIVER	:	BofA	BBG TICKER	:	WOLS 2020-A

EXPECTED RATINGS	:	Moody's/Fitch	REGISTRATION	:	PUBLIC

EXPECTED PRICING	:	2/04/20	FIRST PAY DATE	:	03/16/20

EXPECTED SETTLE	:	2/12/20	PXG SPEED	:	75% PPC to maturity

ERISA ELIGIBLE	:	YES	DENOMS	:	$1k/$1k

www.Dealroadshow.com WOLS20A			INTEXNET	:	baswols20a_upsize UKYV

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.